Exhibit 10.55

THIS AGREEMENT made this 7th day of January 2010.

BETWEEN:

WILLBROS CONSTRUCTION SERVICES

(CANADA)

261 Seneca Road

Sherwood Park Alberta T8A 4G6

(“Willbros Canada”)

-and-

KEVIN FLEURY

of City of Calgary, in the Province of Alberta,

(the “Employee”),

DUTIES AND RESPONSIBILITIES

1.	The Employee agrees to serve as President and to perform such duties and responsibilities as may be assigned from time to time by Willbros Canada, including providing services to Willbros Canada’s subsidiaries and affiliates. He shall report to Randy Harl, President & CEO of Willbros Group, Inc., or such other officer of Willbros Group, Inc. as the President & CEO of Willbros Group, Inc. shall designate.

2.	Throughout the term of this Agreement, the Employee shall devote substantially all of his time and efforts to the business of Willbros Canada and shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or entity.

REMUNERATION AND OTHER BENEFITS

3.	Willbros Canada agrees to pay to the Employee an annual base salary of CAD $300,000.00 exclusive of bonuses, benefits and other compensation. Such base salary shall be payable in periodic equal installments pursuant to Willbros Canada’s payroll policy.

4.	The Employee shall be entitled to participate in such disability, life insurance, sickness, accident, dental, medical and health benefits and other employee benefit programs, plans and arrangements available to employees of Willbros Canada which are in effect for management employees of Willbros Canada, and in any successor or amended employee benefit programs, plans or arrangements which may be established.

5.	The Employee shall be eligible for participation in the Willbros Group, Inc. Amended and Restated Management Incentive Program (the “Management Incentive Program”), as amended from time to time, at a percentage commensurate with other employees at the same level.

VACATION

6.	The Employee shall be entitled to accrue vacation or vacation pay in accordance with Willbros Canada’s vacation policy or 4 weeks per annum, whichever is greater. The Employee shall be entitled to paid vacation in accordance with Willbros Canada’s policy, to be taken at times consistent with the business needs of Willbros Canada. The Employee acknowledges having been made aware of the current vacation policy of Willbros Canada and will be eligible for four weeks vacation.

RETENTION INCENTIVE I STOCK AWARD

7.	In order to provide the Employee with an incentive to continue his employment for a period of time and to forego other business opportunities and in order to induce the Employee to enter Into this Agreement, the Employee shall be awarded shares of common stock in Willbros Group, Inc. in accordance with the terms and conditions outlined in the Willbros Group, Inc. Restricted Stock Award Agreement, a copy of which has been provided to the Employee, and subject to all of the terms and provisions of the Willbros Group, Inc. 1996 Stock Plan, as amended.

TERM & TERMINATION

8.	The Employee’s employment shall commence on February 1, 2010 and shall continue thereafter until terminated in accordance with the terms of this Agreement.

9.	Willbros Canada may terminate the Employee’s employment for cause without notice or compensation in lieu thereof. The Employee acknowledges that the obligation of Willbros Canada to provide the Employee with any bonuses, whether wholly or partially accrued, shall be extinguished upon the Employee’s employment being terminated for cause. “Cause” for the purposes of this Agreement has the same meaning as the phrase “cause”, “just cause” or similar phrases in employment jurisprudence as interpreted by the Courts in the Province of Alberta.

10.	Willbros Canada may terminate the Employee’s employment for any reason at any time by paying the Employee an amount equal to the greater of:

a)	12 months’ compensation calculated at the Employee’s then applicable base salary; or

b)	1 months’ compensation calculated at the Employee’s then applicable base salary for every full year of service calculated from the date the Employee’s employment with Willbros Canada commences.

11.	If the Employee by reason of illness or mental or physical disability or incapacity fails to perform his material duties under this Agreement after reasonable accommodation from Willbros Canada for any 120 consecutive days or 180 days in a 365 day period, then this Agreement may, at the sole discretion of Willbros Canada, be considered to be frustrated, and Willbros Canada may immediately terminate this Agreement without providing the Employee with notice, salary in lieu of notice or any other compensation of any nature beyond the date of termination. On such termination, the Employee will be entitled to participate in the disability benefits provided to the Employee by Willbros Canada if eligible. Any bonus or earned salary wholly accrued by the Employee at the time of termination due to his incapacity but not yet paid shall be paid to the Employee within 30 days of the termination of this Agreement.

12.	Upon the death of the Employee, this Agreement shall automatically terminate and Willbros Canada shall have no further obligations to Employee or the Employee estate pursuant to this Agreement. Any bonus, earned salary or other amounts wholly accrued by the Employee at the time of his death but not paid, will be paid to the Employee’s estate.

13.	The Employee may terminate this Agreement at any time for any reason on the giving of 120 days written notice to Willbros Canada. Willbros Canada may waive such notice, in whole or in part.

14.	The Employee agrees that on his resignation from employment or on his termination of employment, irrespective of the time, manner or cause, he must immediately resign any office or directorship in Willbros Canada and any entity affiliated with Willbros Canada.

CONFIDENTIALITY

15.	The Employee acknowledges and agrees that, in the course of performing the Employee’s duties and responsibilities as an employee of Willbros Canada, the Employee will have access to, will be entrusted with and may assist in developing, confidential information concerning the business and operations of Willbros Canada and its affiliates, including but not limited to information with respect to present and prospective business plans, financing arrangements, marketing plans, customer and supplier lists, contracts and proposals (“Confidential Information”). Confidential Information does not include information which is or becomes generally available to the public other than as a result of disclosure by the Employee.

16.	The disclosure of any Confidential Information to competitors of Willbros Group, Inc., Willbros Canada or any of their affiliates or to the general public, or the use of the Confidential Information by the Employee or any competitor of Willbros Group, Inc. or Willbros Canada or any of their affiliates, would be highly detrimental to the interests of Willbros Canada, Willbros Group, Inc. and their affiliates.

17.	In the course of performing duties and responsibilities for Willbros Canada, the Employee represents Willbros Canada to its customers, clients and suppliers and as such will have significant responsibility for maintaining and enhancing the goodwill of Willbros Canada with such customers, clients and suppliers and would not have, except by virtue of his employment with Willbros Canada, developed a close and direct relationship with the customers, clients and suppliers of Willbros Canada.

18.	The right to maintain the confidentiality of the Confidential Information, the right to preserve the goodwill of Willbros Canada and the right to the benefit of any relationships that have developed between the Employee and the customers, clients and suppliers of Willbros Canada by virtue of the Employee’s employment with Willbros Canada constitute proprietary rights of Willbros Canada which they are entitled to protect.

19.	In acknowledgement of the matters described above and in consideration of the payments to be received by the Employee pursuant to this Agreement, the Employee agrees that the Employee will not during the term of this Agreement and after cessation of the employment of the Employee, for whatever reason, directly or indirectly disclose to any person or in any way make use of (other than for the benefit Willbros Canada), in any manner, any of the Confidential Information without the written consent of Willbros Canada or by operation of law.

NON-SOLICITATION/NON-COMPETITION

20.	The Employee agrees that, during the term of this Agreement and for a period of eighteen (18) months following the termination of the Employee’s employment with Willbros Canada for any reason, he shall not, directly or indirectly:

a)	induce or attempt to induce any employee of Willbros Canada to alter, leave or terminate his employment with Willbros Canada or solicit or make an offer of employment to any employee of Willbros Canada, without the express written consent of Willbros Canada; or

b)	induce or attempt to induce any customer or supplier of Willbros Canada to alter or terminate its relationship with Willbros Canada; or

c)	solicit work or offer to provide services to any customer of Willbros Canada who was a customer of Willbros Canada during the Employee’s term of employment.

21.	The Employee covenants and agrees that the Employee will not, for a period of eighteen (18) months following the termination of his employment with Willbros Canada for any reason, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or partnership, as principal, agent, shareholder or in any other manner whatsoever, carry on or be engaged in or concerned with or interested In, or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by or associated with, any person or persons, firm, association, syndicate, company or partnership engaged in or concerned with or Interested in, any business the same or similar to or competitive with Willbros Canada’s business within a 100 kilometre radius of any hamlet, town, village, city or municipality In Alberta, Saskatchewan, or British Columbia In which Willbros Canada is or has been engaged in business or generates or has generated revenues during the Employee’s term of employment.

22.	The Employee agrees that all restrictions in Sections 20 and 21 above are fair and reasonable having regard to:

a)	the potential termination payment outlined in Section 10 above;

b)	the Restricted Stock Awards referenced in Section 7 above and granted pursuant to a separate Restricted Stock Award Agreement;

c)	the Employee’s position and the sensitivity of the information given to the Employee;

d)	the uniqueness of Willbros Canada’s operations and businesses;

e)	the Employee’s knowledge of Willbros Canada and/or its operations, customers and/or suppliers; and

f)	the availability of alternate employment to the Employee in areas and fields that are not within these restrictions.

RESTRAINT

23.	The Employee acknowledges that it would be difficult to measure or calculate the damage to Willbros Canada should he disclose the Confidential Information of Willbros Canada or breach the Non-Competition or Non-Solicitation provisions of this Agreement, that any such breach of this Agreement would result in Irreparable harm to the Company, and that monetary damages would, therefore, be an inadequate remedy for any such breach.

24.	The Employee agrees that, if he discloses Confidential Information or breaches the Non-Competition or Non-Solicitation provisions of this Agreement, Willbros Canada shall be entitled to an injunction or other appropriate judicial order to restrain any such breach or the continuation thereof without showing or proving actual damage, if any, sustained by Willbros Canada.

POLICIES AND PROCEDURES

25.	The Employee agrees and acknowledges that Willbros Canada has the right to enact or invoke policies and procedures governing its employees, and the Employee agrees to be bound by all such policies and procedures. The Employee also agrees and acknowledges that the policies and procedures of Willbros Group, Inc. have been adopted by Willbros Canada and shall apply to the Employee. These policies and procedures may be amended from time to time.

26.	If there is a conflict between the terms and conditions outlined in this Agreement and any such policies and procedures, the terms and conditions outlined in this Agreement will govern.

GENERAL PROVISIONS

27.	This Agreement, the Restricted Stock Award Agreement and the Management Incentive Program constitute the entire understanding of the Employee and Willbros Canada with respect to the subject matter hereof and supersede any and all prior understandings on the subjects contained herein, written or oral.

28.	This Agreement shall be governed by the laws of the Province of Alberta.

29.	If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement or application of such term, covenant or condition to a party or circumstance other than those to which it is held invalid or unenforceable shall remain valid and enforceable to the fullest extent permitted by law.

30.	This Agreement may be signed in counterpart and by facsimile, and all such counterparts together shall constitute this Agreement.

31.	The Employee hereby acknowledges and confirms that he has had the opportunity to seek independent legal and/or other professional advice prior to executing this Agreement, and has either:

a)	obtained such legal or other professional advice; or

b)	waived the right to obtain such independent legal or other professional advice.

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date hereinbefore referred.

/s/ Cory J. Fries	/s/ Kevin Fleury
WITNESS	KEVIN FLEURY
CORY J. FRIES
Print Witness Name

Address

Telephone Number

WILLBROS CONSTRUCTION SERVICES (CANADA) LP BY ITS GENERAL PARTNER WILLBROS (CANADA) GP 1 LIMITED
Per:

/s/ James Gibson
JAMES GIBSON